EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 8, 2021

For Immediate Release

Paychex Expands Board of Directors, Appoints New Member

Experienced executive and entrepreneur Kevin A. Price appointed to Paychex Board of Directors

Rochester, N.Y. (July 8, 2021) – Paychex, Inc.,  the HR software and services company that provides the power of simplicity for increasingly complex workplaces,  today announced that the company’s Board of Directors has voted to expand to 10 members from 9 members. The Board has appointed Kevin A. Price to fill the new position. Mr. Price is the founder and president of PartsScriptionTM,  an  innovative ecommerce platform helping national and regional retailers to significantly expand their product and parts capabilities.

Mr. Price is an experienced executive and entrepreneur who has leveraged his significant P&L experience and agile leadership to drive business success. In 2006, he founded PartsScription,  developing the brand, supply chain, and multi-category web platform that aggregates 9 million parts into a single search and order platform to improve selection, service, and profitability for retail hardware stores. Prior to that, he was Customer Care Network vice president for Sears Holdings Corporation,  responsible for P&L and general management for over $1 billion in business units, including Service Contracts Aftermarket, Parts Direct , Sears Repair Services, and Sears/Kmart online sales and operations. With more than 35 years of experience, Mr. Price has also served in senior leadership positions with Ameritech Corporation and Dun & Bradstreet.

“Not only is Kevin  a strategic executive, but he is a successful entrepreneur whose experience building his own business is representative of many clients Paychex serves today,” said Paychex president and CEO Martin Mucci.  “His insight and knowledge will make him a valuable addition to the Paychex Board of Directors.”

In addition to his extensive professional experience, Mr. Price has served on the Business School Advisory Board for Dominican University and the College of Business and Public Administration Advisory Council for Drake University. He is also an emirtus board member for Link Unlimited, a nonprofit organization that connects high-potential Black students in Chicago to college and beyond.

Mr. Price holds a bachelor’s degree in finance from DePaul University and earned a master’s degree in business administration from the University of Chicago.

Mr. Price’s appointment to the Paychex Board of Directors is effective immediately.

About Paychex

Paychex, Inc. (Nasdaq:PAYX) is a leading provider of integrated human capital management solutions for payroll, benefits, human resources, and insurance services. By combining its innovative software-as-a-service technology and mobility platform with dedicated, personal service, Paychex empowers small- and medium-sized business owners to focus on the growth and management of their business. Backed by 50 years of industry expertise, Paychex serves more than 710,000 payroll clients as of May 31, 2021 across more than

EXHIBIT 99.1

PRESS RELEASE OF PAYCHEX, INC. DATED JULY 8, 2021

100 locations in the U.S. and Europe, and pays one out of every 12 American private sector employees. Learn more about Paychex by visiting paychex.com and stay connected on Twitter (www.twitter.com/paychex) and LinkedIn (www.linkedin.com/company/paychex).

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Media Contact
Lisa Fleming

Public Relations Manager

Paychex, Inc.

(585) 387-6402

lfleming@paychex.com
@Paychex